Exhibit 3(b)

*200723600506*

DATE:	DOCUMENT ID	DESCRIPTION	FILING	EXPED	PENALTY	CERT	COPY
08/24/2007	200723600506	DOMESTIC/AMENDMENT TO ARTICLES	50.00	00	00	00	00
		(AMD)

Receipt

This is not a bill. Please do not remit payment.

CARLILE, PATCHEN & MURPHY

366 E. BROAD STREET

COLUMBUS, OH 43215

STATE OF OHIO

CERTIFICATE

Ohio Secretary of State, Jennifer Brunner

701856

It is hereby certified that the Secretary of State of Ohio has custody of the business records for

SCI ENGINEERED MATERIALS, INC.

and, that said business records show the filing and recording of:

Document(s):	Document No(s):

DOMESTIC/AMENDMENT TO ARTICLES	200723600506

Witness my hand and the seal of the
Secretary of State at Columbus, Ohio
this 23rd day of August, A.D. 2007.

United States of America
State of Ohio
Office of the Secretary of State	Ohio Secretary of State